Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-195783 and No. 333-239679), Form S-3 (No. 333-205168, No. 333-218517, No. 333-220807, No. 333-239203 and No. 333-272607) and Form S-8 (No. 333-198357, No. 333-207131, No. 333-220808, No. 333-222663, No. 333-226037, No. 333-230404, No. 333-232512, No. 333-236412, No. 333-237527, No. 333-253526, No. 333-253529, No. 333-263035, No. 333-266218, No. 333-270961 and No. 333-272610) of Ekso Bionics Holdings, Inc. of our report dated March 4, 2024, which includes an explanatory paragraph regarding Ekso Bionics Holdings, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Ekso Bionics Holdings, Inc. which appear in this Form 10-K as of and for the years ended December 31, 2023 and 2022.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 4, 2024